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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 43 to Registration Statement No. 033-59692 on Form N-1A of our reports dated May 21, 2001 appearing in the March 31, 2001 Annual Reports of Rydex Series Funds, and to the references to us under the captions "FINANCIAL HIGHLIGHTS" in the Prospectuses, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
July 26, 2001